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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        1838 BOND-DEBENTURE TRADING FUND

                  1838 Bond-Debenture Trading Fund, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  FIRST: That the Board of Directors of 1838 Bond-Debenture Trading Fund adopted a resolution approving, proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

                           RESOLVED, that the Board hereby approves and
                  recommends to the shareholders for adoption the amendments to the Certificate of Incorporation of this Corporation set forth in Exhibit "A" to these minutes.

Exhibit A provides as follows:

                  THIRTEENTH: Notwithstanding any other provisions of this Certificate of Incorporation, the Delaware General Corporation Law or any other provision of Delaware law, a favorable vote of the holders of at least eighty percent of the shares of the Corporation then entitled to vote on the matter shall be required to approve, adopt or authorize:

                  a) a merger or consolidation of the Corporation with any other corporation other than a corporation ninety percent or more of which is owned by the Corporation,

                  b) a transfer of all or substantially all of the assets of the Corporation (other than in the regular course of its investment activities),

                  c)       a liquidation or dissolution of the Corporation, or

                  d) an Amendment to the Corporation's Certificate of Incorporation to require the Corporation to redeem or repurchase its shares at the option of the Corporation's stockholders unless such action has previously been approved, adopted or authorized by the affirmative vote of at least a majority of the total number of directors fixed in accordance with the By-Laws, in which case the affirmative vote of a majority of the shares entitled to vote thereon shall be required. Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law), the amendment of this Article THIRTEENTH shall require the affirmative vote of the holders of at least eighty percent of the shares then entitled to be voted on the matter.


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                  SECOND: That thereafter, a regular meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with
Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

                  THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  FOURTH: That said amendment is to become effective on July 24, 1989.

                  IN WITNESS WHEREOF, said 1838 Bond-Debenture Trading Fund has caused its corporate seal to be hereunto affixed and this certificate to be signed by Robert J. Vitale, its President, and Anna M. Bencrowsky, its Assistant Secretary, this 21st day of July, 1989.

                                           1838 BOND-DEBENTURE TRADING FUND

(Corporate Seal)                            By:      /s/ Robert J. Vitale
                                                     ---------------------------
                                                         Robert J. Vitale
                                                         President

ATTEST:

By:      /s/ Anna M. Bencrowsky
         ---------------------------
         Anna M. Bencrowsky
         Assistant Secretary


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